As filed with the Securities and Exchange Commission on November 30, 2001

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                              PUBLICIS GROUPE S.A.
             (Exact name of registrant as specified in its charter)

           Republic of France                        Not Applicable
      (State or other jurisdiction                  (I.R.S. employer
   of incorporation or organization)               identification no.)

     133 Avenue des Champs-Elysees
             Paris, France
         (Address of principal                            75008
           executive offices)                          (Zip code)

                                  ----------


                 SAATCHI & SAATCHI INTERNATIONAL SHARESAVE PLAN
                            (Full title of the plan)

                                   ----------

                             CT Corporation System
                               111 Eighth Avenue
                            New York, New York 10011
                                 (212) 590-9100
            (Name, address and telephone number of agent for service)

                          Copy to: Seth A. Kaplan, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019

  Title of each
     class of      Amount to     Proposed maximum  Proposed maximum   Amount of
 securities to be      be         offering price       aggregate    registration
    registered     registered(1)    per share      offering price       fee
-----------------  ------------- ----------------  ---------------- ------------
 Ordinary shares,   147,732          $9.08(2)         $1,341,406      $335.35
  nominal value
 [EURO]0.40 per
share ("Ordinary
    Shares")

 Contingent value   103,700          $3.17(3)         $  328,729      $ 82.18
 rights ("CVRs")


(1) The amount of Ordinary Shares and CVRs being registered represents the estimated maximum aggregate amount issuable to employees in the United States pursuant to the Saatchi & Saatchi International Sharesave Plan ("the Plan").

(2) In accordance with Rule 457(h), the maximum offering price per share was calculated by multiplying the weighted average exercise price at which options granted pursuant to the Plan may be exercised ([POUND STERLING] 6.38), converted into U.S. dollars at the noon buying rate as of November 29, 2001.

(3) In accordance with Rule 457(h), the maximum offering price per share has been calculated pursuant to Rule 457(c). The maximum offering price per share was converted into U.S. dollars at the noon buying rate as of November 29, 2001.

                             INTRODUCTORY STATEMENT

      In September 2000, Publicis Groupe S.A. (the "Company") completed a business combination transaction with Saatchi & Saatchi plc ("Saatchi & Saatchi") pursuant to which Saatchi & Saatchi became a wholly owned subsidiary of the Company. As part of that transaction, options to purchase shares of Saatchi & Saatchi that had been granted pursuant to the Plan were converted into options to purchase Ordinary Shares and CVRs. This Registration Statement on Form S-8 is being filed to register the Ordinary Shares and CVRs that may be issued pursuant to the exercise of those options.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company (File No. 001-14736) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement:

          (a) The Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2000;

          (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2000; and

          (c) The description of the Ordinary Shares, incorporated by reference from the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2000.

      In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents or reports.

ITEM 4.  DESCRIPTION OF SECURITIES.

ORDINARY SHARES
---------------

      The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act. A description of the Ordinary Shares is incorporated by reference from Item 3.

CVRs
----

      General
      -------




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


      A total of 103,700 CVRs may be issued to U.S. residents pursuant to the Plan. Each CVR carries the right to receive a cash payment in euros from the Company in circumstances, and amounts, determined with reference to (i) the market price of the Ordinary Shares on Euronext Paris SA, measured over a ten-day period ending March 8, 2002 (the "Reference Price") and (ii) [EURO]43.2 (the "Strike Price"). Specifically, if the Strike Price exceeds the Reference Price on March 8, 2002, holders of CVRs will be entitled to receive, for each CVR held, a cash payment in the amount of the difference between the Strike Price and the Reference Price, provided that the cash payment per CVR cannot be more than 10% of the Strike Price. If the Reference Price is equal to or exceeds the Strike Price, no payments will be made to CVR holders and the CVRs will expire.

      Method of Payment
      -----------------

      If any payments are due to holders of CVRs, they will be made within 60 days of March 8, 2002. Settlement of any payments will be made through SICOVAM and credited to the account of a holder with a financial intermediary accredited in France or, in the absence of instructions from the relevant holder, by check to holders who do not have such an account (in which case the check will be sent to the holder by mail, at the holder's risk).

      Taxes and Expenses
      ------------------

      Taxes and other costs incurred in the redemption of the CVRs will be deducted from the payments made.

      Adjustment
      ----------

      The Reference Price will be adjusted to reflect any of the following events:

      o  an issue by the Company of securities on a pre-emptive basis;

      o an allotment of shares by the Company pursuant to a capitalization of profits or reserves (including share premium reserve and any capital redemption reserve);

      o a sub-division, consolidation or reduction of the Company's share capital;

      o  payment by the Company of an exceptional dividend; or

      o  a merger or demerger involving the Company.

      Trading
      -------

      The CVRs currently trade on the Euronext Paris SA. They trade separately from the Ordinary Shares. The table below sets forth, for the periods indicated, the reported high and low sales prices of the CVRs on the Euronext Paris SA in euros. The closing price of the CVRs on the Euronext Paris SA on November 29, 2001 was [EURO]3.57.

                                       HIGH                     LOW
     2001
     Third Quarter                     4.45                    3.25
     Second Quarter                    3.65                    2.01
     First Quarter                     3.07                    1.81
     2000
     Fourth Quarter                    3.08                    1.40


      Amendment
      ---------

      The terms of the CVRs may be amended by a resolution approved by a majority of CVR holders present or represented by proxy at a duly convened meeting of CVR holders.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The French Commercial Code does not permit a company to indemnify its directors or officers against their civil liabilities to the company or to third parties for violations of the French Commercial Code, violations of the company's statuts or for mismanaging the company. However, if a director or officer is sued by a third party in his or her official capacity and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorney's fees and costs, the company can in specified circumstances reimburse those fees and costs pursuant to an indemnification arrangement with the director or officer. Any such indemnification arrangement must be approved by the Company's supervisory board and its shareholders. A French corporation is responsible to third parties for the consequences of wrongful decisions of its management board. However, if those decisions are deemed to constitute mismanagement, the relevant member of the management board may have to indemnify the company in part or in full. The French Commercial Code does not prohibit a company from purchasing directors' and officers' insurance for its managers. The Company has purchased insurance for all of its directors and executive officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.  EXHIBITS.

  Exhibit
   Number                                Description
   ------                                -----------

     4 Statuts of the Company (unofficial English translation) (incorporated by reference to Exhibit 1 to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2000).

     23      Consent of Ernst & Young Audit and Mazars & Guerard S.A.

     24 Powers of Attorney of certain officers and directors of the Company (included on signature pages of this Registration Statement).

ITEM 9.  UNDERTAKINGS.

            (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;




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


            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement,

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Paris, France on this 30th day of November, 2001.


                                    PUBLICIS GROUPE S.A.


                                    By:  /s/ Maurice Levy
                                         -------------------------------
                                         Name:   Maurice Levy
                                         Title:  Chief Executive Officer


                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Maurice Levy, Jean-Paul Morin and Jean-Michel Etienne, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 30, 2001.

        Signature                      Title
        ---------                      -----

/s/ Elisabeth Badinter        Chair of the Supervisory Board
------------------------
Elisabeth Badinter


/s/ Robert Badinter           Member of the Supervisory Board
------------------------
Robert Badinter


/s/ Simon Badinter            Member of the Supervisory Board
------------------------
Simon Badinter


/s/ Michel Cicurel            Member of the Supervisory Board
------------------------
Michel Cicurel





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



/s/ Helene Ploix              Member of the Supervisory Board
------------------------
Helene Ploix


/s/ Amaury-Daniel de Seze     Member of the Supervisory Board
------------------------
Amaury-Daniel de Seze


/s/ Henri-Calixte Suaudeau    Member of the Supervisory Board
------------------------
Henri-Calixte Suaudeau


/s/ Gerard Worms              Member of the Supervisory Board
------------------------
Gerard Worms


/s/ Maurice Levy              Principal Executive Officer
------------------------
Maurice Levy


/s/ Jean-Michel Etienne       Principal Financial Officer and
-------------------------     Principal Accounting Officer
Jean-Michel Etienne


/s/ Doug Henderson            Authorized Representative in the
-------------------------     U.S., President of Publicis USA
Doug Henderson                Holdings, Inc.









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


                                  EXHIBIT INDEX

  Exhibit
   Number                                Description
  -------                                -----------

     4 Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 1 to the Company's Annual Report on Form 20-F for fiscal year ended December 31, 2000).

     23      Consent of Ernst & Young Audit and Mazars & Guerard S.A.

     24 Powers of Attorney of certain officers and directors of the Company (included on signature pages of this Registration Statement).



















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